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                                  EXHIBIT 21



The Registrant has 12 direct subsidiaries:

     Check Into Cash of California, Inc., a California corporation
     Check Into Cash of Iowa, Inc., an Iowa corporation
     Check Into Cash of Mississippi, Inc., a Mississippi corporation
     Check Into Cash of Missouri, Inc., a Missouri corporation
     Check Into Cash of Nebraska, Inc., a Nebraska corporation
     Check Into Cash of North Carolina, Inc., a North Carolina corporation Check Into Cash of Oregon, Inc., an Oregon corporation
     Check Into Cash of Pennsylvania, Inc., a Pennsylvania corporation Check Into Cash of South Carolina, Inc., a South Carolina corporation Creditcorp of Tennessee, Inc., a Tennessee corporation
     Check Into Cash of Washington, Inc., a Washington corporation
     Check Into Cash Holdings, Inc., a Delaware corporation

In addition, Check Into Cash Holdings, Inc. has six indirect subsidiaries:

     Check Into Cash of Illinois, LLC, an Illinois limited liability company Check Into Cash of Indiana, LLC, an Indiana limited liability company Check Into Cash of Kentucky, LLC, a Kentucky limited liability company Check Into Cash of Ohio, LLC, an Ohio limited liability company
     Check Into Cash of Wisconsin, LLC, a Wisconsin limited liability company Jones Management Services, LLC, a Tennessee limited liability company